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                                                                  EXECUTION COPY

                          AMENDMENT NO. 1 TO THE FOURTH
                       AMENDED AND RESTATED LOAN AGREEMENT

                  THIS AMENDMENT NO. 1 TO THE FOURTH AMENDED AND RESTATED LOAN AGREEMENT, dated as of June 1, 1998 (this "Amendment"), by and among G-III LEATHER FASHIONS, INC., a New York corporation (the "Borrower"), the Lenders that have executed the signature pages hereto (individually, a "Lender" and collectively, the "Lenders"), and FLEET BANK, N.A., a national banking association as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent"),

                              W I T N E S S E T H:

                  WHEREAS:

                  A. The Borrower, the Lenders and the Agent are parties to the Fourth Amended and Restated Loan Agreement, dated as of May 31, 1997, as amended hereby (as it may be further amended, modified and supplemented from time to time, the "Loan Agreement"); and

                  B. The parties hereto wish to amend the Loan Agreement as hereinafter provided; and

                  C. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement;

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  SECTION 1. AMENDMENT TO LOAN AGREEMENT.

                  1.1 This Amendment shall be deemed to be an amendment to the Loan Agreement and shall not be construed in any way as a replacement or substitution therefor. All of the terms and conditions of, and terms defined in, this Amendment are hereby incorporated by reference into the Loan Agreement as if such terms and provisions were set forth in full therein. This Amendment shall be effective as of March 1, 1998.

                  1.2 The following definitions set forth in Article 1 of the Loan Agreement are amended by deleting such existing definitions in their entirety and replacing them with the following:

                  "'COMMITMENT' - (i) Fifty-two Million ($52,000,000) Dollars during the period from June 1, 1998 to and including June 14, 1998,
         (ii) Fifty-six Million ($56,000,000) Dollars during the period from June 15, 1998 to and including September 30, 1998, (iii) Fifty-two Million ($52,000,000) Dollars during the period from October 1, 1998 to and including




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         October 30, 1998, and (iv) Forty Million ($40,000,000) Dollars during the period from October 31, 1998 to and including the Commitment Termination Date, in each case in the aggregate, allocated among each of the Lenders, respectively, in the amount set forth opposite such Lender's name on the signature pages hereof under the caption 'Commitment,' as such amount is reduced in accordance with the terms hereof."

                  "'DIRECT DEBT SUBLIMIT' - (i) Thirty Million ($30,000,000) Dollars during the period from November 15, 1997 through and including May 31, 1998; (ii) Forty Million ($40,000,000) Dollars during the period from June 1, 1998 through and including June 14, 1998; (iii) Forty-four Million ($44,000,000) Dollars from June 15, 1998 through and including September 30, 1998; (iv) Forty Million ($40,000,000) Dollars during the period from October 1, 1998 through and including November 14, 1998; and (v) Thirty Million ($30,000,000) Dollars during the period from November 15, 1998, through the Commitment Termination Date; provided that, at the Lenders' discretion, upon the request of the Borrower, the applicable Direct Debt Sublimit may be increased by an amount of Two Million ($2,000,000) Dollars."

                  "'INDEBTEDNESS' - with respect to any Person, all: (i) liabilities or obligations, direct and contingent, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, contingent liabilities that in accordance with such principles, would be set forth in a specific Dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (ii) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (iii) liabilities or obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; (iv) liabilities or obligations of such Person, direct or contingent, with respect to letters of credit issued for the account of such Person and bankers acceptances created for such Person; and (v) liabilities or obligations of such Person in respect of Bank Hedge Agreements."

                  "'LOAN DOCUMENTS' - (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Guaranty Confirmations, (e) the Security Documents,
         (f) the L/Cs, (g) the Applications, (h) the Acceptances, (i) the Continuing Agreements for Issuance of Steamship Guaranties and Airway Releases and (j) the Bank Hedge Agreements to which any Loan Party is a party and all other agreements executed and delivered in connection herewith or therewith, including all amendments, modifications and supplements of or to all such agreements.

                  "'OUTSTANDING OBLIGATIONS' - the aggregate principal and/or face (or stated) amount, as applicable, of all outstanding Obligations; provided, that for purposes of calculating Availability, the outstanding Obligations under Bank Hedge Agreements shall be calculated by including the following percentages of such Obligations: (i) 20% of the face amount of

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         foreign currency exchange Bank Hedge Agreements (other than foreign currency Bank Hedge Agreements related to the Indonesian Rupiah), (ii) 25% of the face amount of foreign currency exchange Bank Hedge Agreements related to the Indonesian Rupiah and (iii) 2% of the face amount of all other Bank Hedge Agreements."

                  "'OVERADVANCE' - the amount set forth below for the period indicated:

                  Period                                               Amount
                  ------                                               -------
                  March 1, 1998 - March 31, 1998                       $ 9,000,000
                  April 1, 1998 - April 30, 1998                       $15,000,000
                  May 1, 1998 - May 31, 1998                           $26,000,000
                  June 1, 1998 - June 30, 1998                         $30,000,000
                  July 1, 1998 - July 31, 1998                         $25,000,000
                  August 1, 1998 - August 31, 1998                     $22,000,000
                  September 1, 1998 - September 30, 1998               $15,000,000
                  October 1, 1998 - October 26, 1998                   $15,000,000
                  October 27, 1998 - October 31, 1998                  $ 4,000,000
                  November 1, 1998 - January 31, 1999                       -0-


         and the periods and amounts from February 1, 1999 through and including the Commitment Termination Date shall be as determined by the Lenders based on the Projections and the business plan for the period from February 1, 1999 through the Commitment Termination Date, which shall each be satisfactory in form and substance to the Lenders, but in no event shall the periods be of different durations or the amounts be less than the amounts for the periods corresponding to the periods set forth above unless the Lenders determine (in their reasonable discretion) that such periods and amounts warrant adjustment based upon such Projections or business plan which determination shall be made within 30 days of receipt by the Lenders of such Projections; provided, however, that with respect to the Overadvance at all times (x) the then applicable Overadvance amount and all subsequent Overadvance amounts shall be reduced by (i) 50% of all tax refunds paid to the Borrower or the Parent (or paid to the Collection Account, in accordance with the terms hereof), (ii) the proceeds of the sale of any assets other than in the ordinary course of business, and (iii) 50% of the proceeds of any sale-leaseback, all of such reductions to be effective immediately upon the Borrower's receipt (or, if applicable, the Collateral Monitoring Agent's receipt for the account of the Borrower) of such refunds or proceeds; but there shall be no reduction to the then applicable Overadvance amount in the case of any sale-leaseback of newly acquired assets, provided that (A) the sale-leaseback transaction is closed within 90 days of the acquisition of the assets and (B) both the acquisition and the closing of the sale-leaseback are completed during the same fiscal year; and (y) at any time when Outstanding Obligations have exceeded the Borrowing Base as a result of (A) Accounts or Inventory believed to be Eligible Accounts or Eligible Inventory, as the case may be, in fact being or becoming ineligible or
         (B) the return of uncollected checks or other items applied to reduce Loans, the Collateral Monitoring Agent shall have the discretion to continue to advance Loans and to

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         instruct the Issuing Bank to issue L/Cs, Acceptances, Steamship
         Guaranties and Airway Releases, as the case may be, up to an amount which would result in the relevant Overadvance amount specified above being exceeded by a factor of 10% (it being understood that the Collateral Monitoring Agent shall advise the Lenders of all such issuances and advances within 24 hours); and (z) the applicable Overadvance amount shall be increased by the amount of (a) any cash collateral held by the Collateral Monitoring Agent for the sole purpose of securing such increases to the applicable Overadvance amount, and
         (b) any amounts invested in U.S. government securities or money market mutual funds backed by U.S. government securities maintained in an account with Fleet Bank, N.A. by the Borrower or the Parent and pledged or assigned to the Agent for the benefit of the Lenders by the Borrower or the Parent, as the case may be, as collateral security for the Obligations pursuant to documentation satisfactory to the Lenders."

                  "'PROJECTIONS' - the balance sheets, income statements and statements of cash flow of the Borrower, prepared by the Borrower, as at, and for the fiscal year ending January 31, 1998, for the fiscal year ending January 31, 1999, for the period from February 1, 1999 through the Commitment Termination Date and for the fiscal year ending January 31, 2000."

                  1.3 Article 1 of the Loan Agreement is amended to include the following definitions in their appropriate alphabetic order:

                  "'BANK HEDGE AGREEMENT' - any Hedge Agreement required or permitted under this Agreement whether now existing or hereafter entered into by and between the Borrower and any Hedge Bank; provided, that each Bank Hedge Agreement shall (i) have a termination date of no later than August 31, 1999 and (ii) shall be cash collateralized on after June 1, 1999."

                  "'G-III STANDBY L/C' - the standby letter of credit in the face amount of $750,000 issued by the Borrower on March 26, 1998 for the benefit of The CIT Group/Commercial Services, Inc. to secure certain obligations of BET Studio LLC under its credit facility with The CIT Group/Commercial Services, Inc."

                  "'HEDGE AGREEMENTS' - interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap, cap or collar agreements, currency future or option contracts, and other similar agreements."

                  "'HEDGE BANK' - any Lender in its capacity as a party to a Bank Hedge Agreement."

                  1.4 Section 5.10(e) of the Loan Agreement is amended by deleting such existing definition in its entirety and replacing it with the following:

                  "(e) By no later than (i) December 1, 1998, (A) Projections for the period from February 1, 1999 through the Commitment Termination Date and (B) a business plan for the period from February 1, 1999 through the Commitment Termination Date and (ii) January

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         31, 1999, (A) Projections for the fiscal year ending January 31, 2000 and (B) a business plan for the fiscal year ending January 31, 2000."

                  1.5 Section 6.9(a) of the Loan Agreement is amended by deleting such Section in its entirety and replacing it with the following:

                  "(a) Have or maintain, with respect to the Parent on a consolidated basis (excluding BET Studio LLC), EBITDA on a cumulative basis from the first day of each fiscal year through the date set forth below at not less than, or, in the case of a loss, not more than, the respective amounts set forth below opposite each such last day of the fiscal quarter:


         Date                                            EBITDA
         ----                                            ------
         April 30, 1998                                  ($7,000,000)
         July 31, 1998                                   ($5,000,000)
         October 31, 1998                                 $7,000,000
         January 31, 1999                                 $5,000,000

         and the periods and respective amounts from February 1, 1999 through and including the Commitment Termination Date shall be as determined by the Lenders based on the Projections and the business plan for the period from February 1, 1999 through the Commitment Termination Date, which shall each be satisfactory in form and substance to the Lenders, but in no event shall the periods be of different durations or the amounts be less than (if such amount is negative) or greater than (if such amount is positive) the amounts for the periods corresponding to the periods set forth above unless the Lenders determine (in their reasonable discretion) that such periods and amounts warrant adjustment based on the financial condition of the Borrower as set forth in such Projections or business plan, which determination shall be made within 30 days of receipt by the Lenders of such Projections and business plan."

                  1.6 Section 6.9(b) of the Loan Agreement is amended by deleting such Section in its entirety and replacing it with the following:

                  "(b) Have or maintain, with respect to the Parent on a consolidated basis (excluding BET Studio LLC), Tangible Net Worth as of the dates set forth below at not less than the respective amounts set forth opposite each such date:

                                                       Minimum Tangible
         Date                                             Net Worth
         ----                                             ----------
         April 30, 1998                                  $31,000,000
         July 31, 1998                                   $32,000,000
         October 31, 1998                                $38,400,000
         January 31, 1999                                $36,800,000



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         and the periods and respective amounts from February 1, 1999 through and including the Commitment Termination Date shall be determined in the sole discretion of the Lenders within 30 days of receipt by the Lenders of the Projections and the business plan for the period from February 1, 1999 through the Commitment Termination Date.

                  1.7 Section 7.1 of the Loan Agreement is amended by deleting subsections (d) and (e) thereof and replacing it with the following:

                  "(d) Indebtedness of the Borrower to the Lenders with respect to the Korean L/C;

                  (e) Indebtedness of the Borrower under Bank Hedge Agreements; provided, that the amount of Indebtedness pursuant to this subsection
         (e) shall not exceed a face amount in the aggregate of $4,000,000 at any time; and

                  (f) Indebtedness of the Borrower under the G-III Standby L/C; provided, that the amount of Indebtedness pursuant to this subsection
         (f) shall not exceed in the aggregate $750,000 at any time;

                  (g) As set forth on Exhibit M hereto which shall include, without limitation, with respect to each such item of Indebtedness, its terms, maturity, conditions, the collateral security therefor and the use of the proceeds thereof."

                  1.8 Section 7.3 of the Loan Agreement is amended by deleting the first sentence of such Section in its entirety and replacing it with the following:

         "Except as set forth on Exhibit M hereto, assume, endorse, be or become liable for, or guarantee, the obligations of any Person, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; provided, however, that the Parent may guaranty (i) the obligations of Siena and the Borrower in respect of trade accounts payable, rental obligations and Capitalized Lease Obligations permitted to be incurred in accordance with the provisions of Sections 7.1(b), 7.18 and 7.14, respectively and (ii) up to $500,000 in the aggregate of the obligations of Hong Kong and Global permitted to be incurred in accordance with the terms of this Agreement; provided, further, that the Borrower may guaranty the obligations of BET Studio LLC under its credit facility with The CIT Group/Commercial Services, Inc. to the extent of, and by issuing, the G-III Standby L/C (to the extent permitted by this Agreement) to The CIT Group/Commercial Services, Inc."

                  1.9 Section 7.9(d) of the Loan Agreement is amended by deleting such Section in its entirety and replacing it with the following:

                  "(d) Investments in BET Studio LLC; provided that the amount of Investments pursuant to this subsection (d) shall not exceed in the aggregate $2,000,000 including the G-

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         III Standby L/C (to the extent permitted by this Agreement), which standby letter of credit is an Investment expressly permitted under this Section 7.9;"

                  1.10 Section 7.9 of the Loan Agreement is amended by deleting subsections (e) and (f) thereof and replacing it with the following:

                  "(e) Investments in no more than one (1) retail store from the date hereof through May 31, 1998 and three (3) retail stores in the aggregate from the date hereof through the Commitment Termination Date, which Investments shall not exceed $175,000 individually and $500,000 in the aggregate;

                  (f) Investments by the Borrower in Bank Hedge Agreements to the extent permitted by Section 7.1(e) hereof; and

                  (g) Other Investments in any factories, ventures or retail stores as in effect on the date hereof as set forth on Schedule 7.9 hereof."

                  1.11 Section 7.13 of the Loan Agreement is amended by deleting such Section in its entirety and replacing it with the following:

                  "SECTION 7.13 CAPITAL EXPENDITURES.

                           Make or be or become obligated to make Capital Expenditures for the Parent, Borrower and the Subsidiaries, in an amount in excess of (a) $1,200,000 in the aggregate during the period commencing on February 1, 1998 and ending on January 31, 1999; and (b) an aggregate amount during the period commencing on February 1, 1999 and ending on the Commitment Termination Date as determined by the Lenders based on the Projections and the business plan for the period from February 1, 1999 through the Commitment Termination Date, which shall each be satisfactory in form and substance to the Lenders, but in no event less than $400,000 unless the Lenders determine (in their reasonable discretion) that such amount warrants adjustment based on the financial condition of the Borrower as set forth in such Projections or business plan, which determination shall be made within 30 days of receipt by the Lenders of such Projections and business plan."

                  1.12 Section 7.14 of the Loan Agreement is amended by deleting such Section in its entirety and replacing it with the following:

                  "SECTION 7.14 CAPITALIZED LEASE OBLIGATIONS.

                           Become obligated to make expenditures in respect of Capitalized Lease Obligations in excess of the amount outstanding on the date hereof with respect to Capitalized Lease Obligations plus (a) aggregate annual payments of $400,000 for expenditures in respect of Capitalized Lease Obligations with respect to all Leases entered into during the period from February 1, 1998 through January 31, 1999, and
         (b) aggregate

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         annual payments for expenditures in respect of Capitalized Lease
         Obligations with respect to all Leases entered into during the period from February 1, 1999 through the Commitment Termination Date as determined by the Lenders based on the Projections and the business plan for the period from February 1, 1999 through the Commitment Termination Date, which shall each be satisfactory in form and substance to the Lenders, but in no event less than $133,333 unless the Lenders determine (in their reasonable discretion) that such amount warrants adjustment based on the financial condition of the Borrower as set forth in such Projections or business plan, which determination shall be made within 30 days of receipt by the Lenders of such Projections and business plan, provided, however, that the amounts permitted in (a) and (b) above shall apply only to Leases relating to Capital Expenditures permitted under Section 7.13."

                  1.13 Section 7.18 of the Loan Agreement is amended by deleting such Section in its entirety and replacing it with the following:

                  "SECTION 7.18 RENTAL OBLIGATIONS.

                  Enter into any Lease (other than Capitalized Leases that are governed by Section 7.14 hereof), other than Leases which require the Borrower, the Parent or any Subsidiary to pay in the aggregate not in excess of (a) $400,000 during the period from February 1, 1998 through January 31, 1999; and (b) an amount during the period from February 1, 1999 through the Commitment Termination date as determined by the Lenders and the Borrower based on the Projections and the business plan for the period from February 1, 1999 through the Commitment Termination Date, which shall each be satisfactory in form and substance to the Lenders, but in no event less than $133,333 unless the Lenders determine (in their reasonable discretion) that such amount warrants adjustment based on the financial condition of the Borrower as set forth in such Projections or business plan, which determination shall be made within 30 days of receipt by the Lenders of such Projections and business plan; provided, however, that such limitations shall not apply to the portion of any lease payment due which is determined as a percentage of the revenues of the applicable retail store of the Borrower, the Parent or any Subsidiary."

                  1.14 The Loan Agreement, the Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing, shall each be deemed to be amended hereby to the extent necessary, if any, to give effect to the provisions of this Amendment. Except as so amended hereby, the Loan Agreement and the Loan Documents shall remain in full force and effect in accordance with their respective terms.

                  SECTION 2. REPRESENTATIONS AND WARRANTIES.

                  The Borrower hereby represents and warrants to the Agent and the Lenders that:

                  2.1 After giving effect to the amendment of the Loan Agreement pursuant to this Amendment: (i) each of the representations and warranties set forth in Article 3 of the Loan

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Agreement is true and correct in all respects as if made on the date hereof ;
and (ii) there exists no Default or Event of Default under the Loan Agreement after giving effect to this Amendment.

                  2.2 The Borrower has full corporate power and authority to execute and deliver this Amendment and to perform the obligations on its part to be performed thereunder and under the Loan Agreement as amended hereby.

                  SECTION 3. CONDITIONS PRECEDENT TO AMENDMENTS.

                  The effectiveness of the amendments contained in Section 1 of this Amendment, are each and all subject to the satisfaction, in form and substance satisfactory to the Agent, of each of the following conditions precedent:

                  3.1 The Borrower shall have duly executed and delivered this Amendment.

                  3.2 Each of the conditions precedent set forth in Section 4.1 and Section 4.2 of the Loan Agreement shall have been satisfied or waived in accordance with the terms of the Loan Agreement.

                  3.3 The representations and warranties set forth in Section 2 hereof shall be true, correct and complete on and as of the closing date of this Amendment as though made on such date.

                  3.4 The Agent shall have received such approvals, opinions or documents as any Lender through the Agent may reasonably request, the Borrower and the Guarantors shall have taken all such other actions as any Lender through the Agent may reasonably request, and all legal matters incident to the foregoing shall be satisfactory to the Agent.

                  SECTION 4. REFERENCE TO AND EFFECT UPON THE LOAN AGREEMENT AND OTHER LOAN DOCUMENTS.

                  4.1 Except as specifically amended in Section 1 above, the Loan Agreement and each of the other Loan Documents shall remain in full force and effect and each is hereby ratified and confirmed.

                  4.2 The execution, delivery and effect of this Amendment shall be limited precisely as written and shall not be deemed to (i) be a consent to any waiver of any term or condition or to any amendment or modification of any term or condition of the Loan Agreement or any other Loan Document, except, upon the effectiveness, if any, of this Amendment, as specifically amended in Section 1 above, or (ii) prejudice any right, power or remedy which the Agent or any Lender now has or may have in the future under or in connection with the Loan Agreement or any other Loan Document. Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or any other word or words of similar import shall mean and be a reference to the Loan Agreement as

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amended hereby, and each reference in any other Loan Document to the Loan
Agreement or any word or words of similar import shall mean and be a reference to the Loan Agreement as amended hereby.


                  SECTION 5. MISCELLANEOUS

                  5.1 This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

                  5.2 The Borrower shall pay on demand all reasonable fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Amendment (including, without limitation, all reasonable attorneys' fees).

                  5.3 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

                            [SIGNATURE PAGE FOLLOWS]

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed on the date first above written.

                                         G-III LEATHER FASHIONS, INC.

                                         By:_____________________________
                                         Name:___________________________
                                         Title:__________________________

                                         FLEET BANK, N.A., AS LENDER

                                         By:_____________________________
                                         Name:___________________________
                                         Title:__________________________

                                         THE CHASE MANHATTAN BANK,
                                         AS LENDER

                                         By:_____________________________
                                         Name:___________________________
                                         Title:__________________________

                                         THE CIT GROUP/COMMERCIAL SERVICES,
                                         INC., AS LENDER

                                         By:_____________________________
                                         Name:___________________________
                                         Title:__________________________

                                         FLEET BANK, N. A., AS AGENT

                                         By:_____________________________
                                         Name:___________________________
                                         Title:__________________________


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